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                                      EXHIBIT 23

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8, Nos. 33-22545 and 33-88020) pertaining to the Employee Stock Option Plan of The Ackerley Group, Inc. and in the Registration Statement (Form S-8, No. 33-61163) pertaining to the William N. Barkell Stock Purchase Agreement, Doneld E. Carter Stock Purchase Agreements, and Eric M. Rubin Stock Purchase Agreement of our report dated February 28, 1997, with respect to the consolidated financial statements of The Ackerley Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                             ERNST & YOUNG, L.L.P.

                             /s/ Ernst & Young, L.L.P.

Seattle, Washington
March 26, 1997